Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 15, 2001 relating to the financial statements and financial statement schedule of ImproveNet, Inc., which appears in the Annual Report on Form 10-K, dated April 10, 2001.

/S/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

February 15, 2002